Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: December 2004

1)	Beginning of the Month Principal Receivables:	$35,582,572,070.14
2)	Beginning of the Month Finance Charge Receivables:	$850,086,078.99
3)	Beginning of the Month Discounted Receivables:	$0.00
4)	Beginning of the Month Total Receivables:	$36,432,658,149.13

5)	Removed Principal Receivables:	$0.00
6)	Removed Finance Charge Receivables:	$0.00
7)	Removed Total Receivables:	$0.00

8)	Additional Principal Receivables:	$0.00
9)	Additional Finance Charge Receivables:	$0.00
10)	Additional Total Receivables:	$0.00

11)	Discounted Receivables Generated this Period:	$0.00

12)	End of the Month Principal Receivables:	$36,119,374,938.66
13)	End of the Month Finance Charge Receivables:	$837,958,489.84
14)	End of the Month Discounted Receivables:	$0.00
15)	End of the Month Total Receivables:	$36,957,333,428.50

16)	Excess Funding Account Balance	$0.00
17)	Adjusted Invested Amount of all Master Trust Series	$31,040,571,259.66

18)	End of the Month Seller Percentage	14.06%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: December 2004

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	458,519	$500,336,008.76
	3)	60 - 89 days delinquent	285,800	$338,985,632.51
	4)	90+ days delinquent	608,337	$778,952,306.11

	5)	Total 30+ days delinquent	1,352,656	$1,618,273,947.38

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.38%

7)	Defaulted Accounts during the Month		194,867	$186,819,367.39

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			6.30%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: December 2004

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$5,966,080,133.71	16.38%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,353,952,776.49	15.05%

	3)	Prior Month Billed Finance Charges and Fees	$426,955,477.06
	4)	Amortized AMF Income	$44,654,818.43
	5)	Interchange Collected	$92,837,989.48
	6)	Recoveries of Charged Off Accounts	$54,076,435.65
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$618,524,720.62	20.86%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: December 2004

1)	Beginning Unamortized AMF Balance			$243,224,610.54
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$38,257,455.03
	4)	- Amortized AMF Income	$44,654,818.43
5)	Ending Unamortized AMF Balance			$236,827,247.14

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables